Exhibit 4.4

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

DATED AS OF MARCH 31, 2009

BY AND AMONG

RHOMBUS HOLDING CORPORATION,

PLATINUM EQUITY CAPITAL PARTNERS, L.P.,

PLATINUM EQUITY CAPITAL PARTNERS-A, L.P.,

PLATINUM EQUITY CAPITAL PARTNERS-PF, L.P.,

PLATINUM EQUITY CAPITAL PARTNERS II, L.P.,

PLATINUM EQUITY CAPITAL PARTNERS-A II, L.P.,

PLATINUM EQUITY CAPITAL PARTNERS-PF II, L.P.,

PLATINUM RHOMBUS PRINCIPALS, LLC

AND

THE STOCKHOLDERS PARTY HERETO

-i-

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT, dated as of March 31, 2009 (this “Agreement”), by and among Rhombus Holding Corporation, a Delaware corporation (the “Company”), Platinum Equity Capital Partners, L.P., a Delaware limited partnership, Platinum Equity Capital Partners-A, L.P., a Delaware limited partnership, Platinum Equity Capital Partners-PF, L.P., a Delaware limited partnership, Platinum Equity Capital Partners II, L.P., a Delaware limited partnership, Platinum Equity Capital Partners-A II, L.P., a Delaware limited partnership, Platinum Equity Capital Partners-PF II, L.P., a Delaware limited partnership, and Platinum Rhombus Principals, LLC, a Delaware limited liability company (collectively, “Platinum”) and the other stockholders of the Company listed on the signature pages hereto. Each of the parties to this Agreement (other than the Company) and any other Person (as hereinafter defined) who or which shall become a party to or agree to be bound by the terms of this Agreement after the date hereof is sometimes hereinafter referred to as a “Stockholder.”

W I T N E S S E T H:

WHEREAS, the parties hereto, other than Moelis Capital Partners Opportunity Fund I-A, LP (“Assignee”), entered into the Stock Purchase Agreement dated as of December 31, 2007 (the “Stock Purchase Agreement”), pursuant to which Platinum sold, subject to the terms and conditions thereof, 50,000 shares of common stock, par value $0.01 per share of the Company (“Common Stock”) to Moelis Capital Partners Opportunity Fund I, LP (“Assignor”); and

WHEREAS, Platinum would not agree to enter into the Stock Purchase Agreement but for the Stockholders party thereto agreeing to the terms of the Stockholders’ Agreement dated as of December 31, 2007 (the “Stockholders Agreement”); and

WHEREAS, Assignor and Assignee have entered into the Stock Transfer Agreement dated as of March 31, 2009, pursuant to which Assignor has agreed, subject to the terms and conditions thereof, to sell 3,824 shares of Common Stock to Assignee (the “Transferred Shares”); and

WHEREAS, the parties hereto desire to restrict the sale, assignment, transfer, encumbrance or other disposition of the Shares (as hereinafter defined) and to provide for certain rights and obligations and other agreements in respect of the Shares and the Company, all as hereinafter provided; and

WHEREAS, the parties hereto desire to amend and restate the Stockholders’ Agreement in connection with the transfer of shares of Common Stock to Assignee, to, among other things, add Assignee as a party hereto with respect to the Transferred Shares acquired by it.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate”, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities (the ownership of more than 50% of the voting securities of an entity shall for purposes of this definition be deemed to be “control”), by contract or otherwise.

“Affiliated Officer” shall mean an officer of the Company affiliated with Platinum.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Arbitrator” shall have the meaning set forth in Section 5.9.

“Assignee” shall have the meaning set forth in the preamble of this Agreement.

“Assignor” shall have the meaning set forth in the preamble of this Agreement.

“Board Participant” shall have the meaning set forth in Section 4.5.

“Buyout Notice” shall have the meaning set forth in Section 2.4.

“Commission” shall have meaning set forth in Section 3.3(a).

“Common Stock” shall have the meaning set forth in the preamble of this Agreement.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Financial Statements” shall have the meaning set forth in Section 4.6.

“Indemnified Party” shall have the meaning set forth in Section 4.3.

“Indemnifying Party” shall the meaning set forth in Section 4.3.

“Initial Public Offering” shall mean the first date on which common stock of the Company has been sold in a Public Offering.

“Inspector” shall have the meaning set forth in 3.3(h).

“Permitted Transferee” shall mean: (a) with respect to each Stockholder other than Platinum or one of its Affiliates (i) with respect to such Stockholder, any Affiliate, any general or limited partner, member, director, officer or employee of such Stockholder (or their Permitted Transferees), (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of such Stockholder (or their Permitted Transferees) and (iii) a corporation or partnership, a majority of the equity of which is owned and controlled by such Stockholder or Permitted Transferees referred to in clauses (i) or (ii); provided, that any such Permitted Transferee referred to in the foregoing clauses agrees in writing to be bound by the terms of this Agreement in accordance with Section 2.2, and (b) with respect to Platinum or one of its Affiliates, any transferee.

“Person” shall mean an individual, partnership, corporation, business trust, joint stock company, limited liability company, unincorporated association, joint venture or other entity of whatever nature.

“Piggyback Registration” shall have the meaning set forth in Section 3.1.

“Platinum” shall have the meaning set forth in the preamble of this Agreement.

“Platinum Fund I Partnership Agreement” shall mean the Amended and Restated Limited Partnership Agreement of Platinum Equity Capital Partners, L.P., as amended from time to time.

“Platinum Fund II Partnership Agreement” shall mean the Amended and Restated Limited Partnership Agreement of Platinum Equity Capital Partners II, L.P., as amended from time to time.

“Platinum Group” shall mean Platinum and any of its Permitted Transferees.

“Public Offering” shall mean any public offering pursuant to an effective registration statement under the Securities Act.

“Records” shall have the meaning set forth in 3.3(h).

“Registrable Securities” means any outstanding shares of Common Stock held by a Stockholder from time to time until (i) a registration statement covering such Common Stock has been declared effective by the Commission and such stock has been disposed of pursuant to such effective registration statement or (ii) such Common Stock is sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met or under which it may be sold pursuant to Rule 144(k).

“Registration Expenses” shall have the meaning set forth in Section 3.4.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Selling Stockholder” shall have the meaning set forth in 3.3(c).

“Share Equivalents” shall mean securities of any kind (including “phantom” securities) issued by the Company convertible into or exchangeable for Common Stock or options, warrants or other rights to purchase or subscribe for Common Stock or securities convertible into or exchangeable for Common Stock.

“Shares” shall mean, with respect to any Stockholder, any and all shares of Common Stock or other capital stock of the Company, whether now owned or hereafter acquired (including upon exercise of options, conversion of shares, preemptive rights or otherwise), held by such Stockholder.

“Stockholder” shall have the meaning set forth in the preamble of this Agreement.

“Stockholders’ Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Stock Purchase Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar function at the time directly or indirectly owned by such Person.

“Third Party” shall mean any prospective Transferee of Shares (other than the Company) that is not a Permitted Transferee of the Stockholder proposing the Transfer of such Shares to such prospective Transferee.

“Transfer” shall have the meaning set forth in Section 2.1.

“Transferee” shall mean any Person who or which acquires Shares from a Stockholder or a Transferee (including Permitted Transferees) of a Stockholder subject to this Agreement.

“Transferor” shall mean any Person who transfers shares to a Stockholder or a Transferee (including Permitted Transferees) subject to this Agreement.

“Transferred Shares” shall have the meaning set forth in the preamble of this Agreement.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

ARTICLE II

CERTAIN RESTRICTIONS ON TRANSFERS

Section 2.1 Transfers in Accordance with this Agreement. No Stockholder (other than members of the Platinum Group) shall, directly or indirectly, transfer, sell, assign, pledge, hypothecate, encumber, or otherwise dispose of, all or any portion of any Shares or any economic interest therein (including without limitation by means of any participation or swap transaction) (each, a “Transfer”) to any Person, except (A) transfers made in compliance with Sections 2.4 or 2.5 of this Agreement, and (B) with the prior written consent of Platinum Equity Advisors, LLC, which consent may be withheld in its sole discretion. Any attempt to Transfer any Shares in violation of the terms of this Agreement shall be null and void, and neither the Company nor any transfer agent shall register upon its books any Transfer of Shares by a Stockholder to any Person except a Transfer in accordance with this Agreement.

Section 2.2 Agreement to be Bound. No Transfer of Shares by a Stockholder other than a member of the Platinum Group (other than Transfers in a Public Offering or pursuant to Rule 144 or any similar provisions then in force under the Securities Act) shall be effective unless (i) the Transferee, if not already a party hereto, shall have executed and delivered to each other party hereto, as a condition precedent to such Transfer, an instrument reasonably satisfactory to such parties confirming that the Transferee agrees to be bound by the terms of this Agreement with respect to the Shares so Transferred to the same extent applicable to the Transferor thereof, whereupon such Transferee shall be deemed a Stockholder hereunder, and (ii) the Transferee has delivered to the Company an opinion of counsel reasonably satisfactory to the Company indicating that the proposed Transfer is exempt from applicable securities laws.

Section 2.3 Share Certificates.

(a) Each certificate representing Shares held by a Stockholder other than a member of the Platinum Group will bear a legend on the face thereof substantially to the following effect (with such additions thereto or changes therein as the Company may be advised by counsel are required by law or necessary to give full effect to this Agreement):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE STOCKHOLDERS’ AGREEMENT AMONG RHOMBUS HOLDING CORPORATION AND THE OTHER STOCKHOLDERS PARTY THERETO, DATED AS OF DECEMBER 31, 2007, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF RHOMBUS HOLDING CORPORATION. THE STOCKHOLDERS’ AGREEMENT CONTAINS, AMONG OTHER THINGS, CERTAIN PROVISIONS RELATING TO THE VOTING AND TRANSFER OF THE SHARES SUBJECT TO THE AGREEMENT. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS’ AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS’ AGREEMENT.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES ACTS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER SUCH ACTS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

Section 2.4 Drag-Along Right. If at any time members of the Platinum Group propose to sell or cause the sale of a majority of the outstanding Shares beneficially owned by the Platinum Group to a Third Party in any arm’s-length transaction or series of related transactions, then Platinum shall have the right to deliver a written notice (a “Buyout Notice”) to each Stockholder which shall state (i) that Platinum (or the applicable parties) proposes to effect such transaction, (ii) the identity of the Third Party and the proposed purchase price per Share to be paid and any other material terms and conditions, and (iii) the projected closing date of such sale. Each Stockholder agrees that, upon receipt of a Buyout Notice, such Stockholder shall be obligated to sell in such transaction the same percentage of the Shares held by such Stockholder as the Platinum Group proposes to sell upon the terms and conditions of such transaction (and otherwise take all necessary action to cause consummation of the proposed transaction); provided, that in no event shall such Stockholder be required to make any representations or provide any indemnities other than (A) on a proportionate basis, or (B) with respect to matters relating solely to such Stockholder, such as representations as to title to Shares to be transferred by such Stockholder, and no Stockholder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the transferee with respect to an amount in excess of the sum of the net cash and value of other proceeds paid to such Stockholder in connection with such Transfer. In the event that any such Transfer is structured as a merger, consolidation or similar business combination, each such Stockholder hereby agrees to vote in favor of the transaction (including acting by written consent if requested) and take all action to waive any dissenter’s, appraisal or other similar rights such Stockholder may have.

Section 2.5 Bring-Along Right.

(a) Any member of the Platinum Group may Transfer its Shares in its sole discretion; provided, that it shall comply with the provisions of this Section 2.5 in connection with any such Transfer other than: (i) to any Affiliate, any general or limited partner, member, director, officer or employee of such member of the Platinum Group (or their Permitted Transferees within the meaning of clause (a) of the definition thereof), (ii) to the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of such member of the Platinum Group (or their Permitted Transferees within the meaning of clause (a) of the definition thereof), (iii) to a corporation or partnership, a majority of the equity of which is owned and controlled by such member of the Platinum Group or Permitted Transferees referred to in clauses (i) or (ii); (iv) in a Public Offering or (v) pursuant to Rule 144 or any similar provisions then in force under the Securities Act.

(b) At least 5 days prior to any Transfer of Shares by a member of the Platinum Group (unless notice has been given pursuant to Section 3.1), it shall give notice to the Company and each other Stockholder, specifying in reasonable detail the number of Shares to be Transferred and the terms and conditions of the Transfer. Each other Stockholder may elect to participate in the contemplated Transfer at the same price per share and on the same terms by delivering written notice to the member of the Platinum Group within two (2) days after delivery of such notice. If any Stockholder elects to participate in such Transfer, such Stockholder shall be entitled, subject to the last sentence of this paragraph (b), to Transfer in the contemplated Transfer, at the same price and on the same terms as the member of the Platinum Group, a number of Shares equal to the product of (i) the percentage of the total number of outstanding Shares owned by such Stockholder and (ii) the number of Shares proposed to be Transferred in the contemplated Transfer by members of the Platinum Group. Platinum shall use its reasonable efforts to cause a prospective transferee to allow the participation of electing Stockholders; provided, that if such prospective transferee declines to allow the participation of electing Stockholders, members of the Platinum Group may nonetheless proceed with a Transfer of Shares to such prospective transferee.

(c) Each Stockholder Transferring Shares pursuant to this Section 2.5 shall pay its pro rata share (based on the number of Shares to be sold) of the expenses incurred by the Stockholders in connection with such Transfer and shall be obligated to join on a pro rata basis (based on the number of Shares to be sold) in any representations, warranties, indemnification provisions, escrow arrangements and other obligations that the Platinum Group agrees to provide in connection with such Transfer (other than any such obligations that relate specifically to another particular Stockholder such as indemnification with respect to representations and warranties given by such other Stockholder regarding such other Stockholder’s title to and ownership of Shares); provided, that no Stockholder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the transferee with respect to an amount in excess of the sum of the net cash and value of other proceeds paid to such Stockholder in connection with such Transfer.

ARTICLE III

REGISTRATION

Section 3.1 Piggyback Registrations.

(a) Right to Piggyback. If at any time (x) following the consummation of an Initial Public Offering or (y) in connection with an Initial Public Offering if any member of the Platinum Group sells any of its shares as a part of such Initial Public Offering, the Company proposes to register any of its or its Affiliates’ Common Stock under the Securities Act (other than a transaction described under Rule 145 of the Securities Act or pursuant to Form S-8 or its successor forms) and the registration form to be used may be used for the registration of the Stockholders’ Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice to the Stockholders of its intention to effect such a registration and will include in such registration the Shares of the Stockholders with respect to which the Company has received written requests for inclusion therein within twenty (20) days after the receipt of the Company’s notice; provided, that until the third anniversary of the effective date of the registration statement relating to the Initial Public Offering, Stockholders other than members of the Platinum Group may only exercise the rights under this Section 3.1 if members of the Platinum Group are participating in such registration.

(b) Piggyback Expenses. The Registration Expenses of the Stockholders shall be paid by the Company in all Piggyback Registrations; provided, however, that for the avoidance of doubt, each of the Stockholders shall bear its pro rata portion of any discounts and commissions with respect to shares of Registrable Securities sold by it in connection therewith.

(c) Priority on Registrations. If a Piggyback Registration is an underwritten registration on behalf of the Company, and the managing Underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, then the number of Shares available for registration shall be allocated among the Stockholders requesting to sell Registrable Securities in such offering pro rata based on the relative number of Registrable Securities then held by such Stockholder; provided, that any such amount thereby allocated to any such Stockholder that exceeds such Stockholder’s request shall be reallocated among the remaining requesting Stockholders in like manner.

Section 3.2 Lockup Agreements. If any registration hereunder shall be in connection with an underwritten Public Offering, each Stockholder holding Registrable Securities agrees not to effect any sale or distribution of the securities being registered or of a similar security of the Company or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the Securities Act, during the 15 days prior to, and during (i) the 180-day period beginning on the consummation of the Initial Public Offering, unless the investment banks or Underwriters managing the Public Offering otherwise agree, and (ii) the 90-day period beginning on, the effective date of any other Public Offering to be underwritten on a firm commitment basis (except as part of such underwritten registration), unless the investment banks or Underwriters managing the public offering otherwise agree.

Section 3.3 Registration Procedures. Whenever the Stockholders holding Registrable Securities request in accordance with Section 3.1(a) that any Registrable Securities be registered, the Company will use its reasonable best efforts to effect the registration of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

(a) The Company will as expeditiously as practicable prepare and file with the United States Securities and Exchange Commission (the “Commission”) a registration statement on any form for which the Company then qualifies and which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof (it being understood that the Company shall use Form S-3 (or any replacement form) if such form is then available), and use its best efforts to cause such filed registration statement to become effective.

(b) The Company will prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Selling Stockholder or Selling Stockholders thereof set forth in such registration statement.

(c) The Company will, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Stockholder selling Registrable Securities pursuant to a registration statement under this Article III (each, a “Selling Stockholder”), counsel representing any Selling Stockholders, and each Underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, together with exhibits thereto, which documents will be subject to review by the foregoing persons within five (5) business days after delivery, and thereafter furnish to such Selling Stockholder, counsel and Underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Selling Stockholder or Underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Stockholder.

(d) After the filing of the registration statement, the Company will promptly notify each Selling Stockholder covered by such registration statement of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(e) The Company will use its reasonable best efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States and such other jurisdictions as any Selling Stockholder reasonably (in light of such Selling Stockholder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Selling Stockholder to consummate the disposition of the Registrable Securities owned by such Selling Stockholder; provided, that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

(f) The Company will immediately notify each Selling Stockholder of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and will promptly make available to each Selling Stockholder any such supplement or amendment.

(g) The Company will enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required (including providing assistance in the preparation of road show materials and using its reasonable best efforts to make available the executive officers of the Company to participate in road show presentations, in each case as is reasonable and customary at such time in similar plans of distribution of similar securities) in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the intended plan of distribution of the Selling Stockholders. The Selling Stockholders may, at their option, require that any or all of the representations, warranties and covenants of the Company or to or for the benefit of such Underwriters also be made to and for the benefit of such Selling Stockholders.

(h) The Company will deliver promptly to each Selling Stockholder of such Registrable Securities and each Underwriter, if any, subject to restrictions imposed by the United States federal government or any agency or instrumentality thereof, copies of all correspondence between the Commission and the Company its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and make available for inspection by any Selling Stockholder of such Registrable Securities, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any such Selling Stockholder or Underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to perform a reasonable and customary due diligence investigation, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the disclosure or release of such Records is requested or required pursuant to oral questions, interrogatories, requests for information or documents or a subpoena or other order from a court of competent jurisdiction or other process; provided, that prior to any disclosure or release pursuant to clause (ii), the Inspectors shall provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive such Inspectors’ obligation not to disclose such Records; and provided, further, that if failing the entry of a protective order or the waiver by the Company permitting the disclosure or release of such Records, the Inspectors, upon advice of counsel, are compelled to disclose such Records, the Inspectors may disclose that portion of the Records which counsel has advised the Inspectors that the Inspectors are compelled to disclose, Each Selling Stockholder of such Registrable Securities agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(i) The Company will furnish to each Selling Stockholder and to each Underwriter, if any, a signed counterpart, addressed to such Selling Stockholder or Underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Selling Stockholders of Registrable Securities included in such offering or the managing Underwriter, if any, therefor reasonably requests.

(j) The Company will use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(k) The Company will use its reasonable best efforts (a) to cause all such Registrable Securities to be listed on a national securities exchange (if such shares are not already so listed) and on each additional national securities exchange on which similar securities issued by the Company are then listed (if any), if the listing of such Registrable Securities is then permitted under the rules of such exchange or (b) to secure designation of all such Registrable Securities covered by such registration statement as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-l of the Commission or, failing that, to secure NASDAQ authorization for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD.

(1) The Company will appoint a transfer agent and registrar for all such Registrable Securities covered by such registration statement not later than the effective date of such registration statement.

(m) The Company may require each Selling Stockholder of Registrable Securities to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

(n) Each Selling Stockholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.3(f), such Selling Stockholder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Selling Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.3(f), and, if so directed by the Company, such Selling Stockholder will deliver to the Company all copies, other than permanent file copies then in such Selling Stockholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 3.3(b)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 3.3(f) to the date when the Company shall make available to the Selling Stockholders of Registrable Securities covered by such registration statement a prospectus supplemented or amended to conform with the requirements of Section 3.3(f).

Section 3.4 Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants, Underwriters (excluding discounts and commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”) shall be borne as provided in this Agreement, except that the Company shall, in any event, pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or on the NASD automated quotation system.

Section 3.5 Termination of Registration Rights. The registration rights provided by this Article III will terminate with respect to each Stockholder (other than members of the Platinum Group) when such Stockholder owns less than 1.0% of the Company’s outstanding Common Stock and is able to sell all of its shares of Common Stock pursuant to Rule 144 of the Securities Act during any three-month period; provided, that such registration rights shall not terminate with respect to any Stockholder that holds less than 1.0% of the Company’s outstanding Common Stock if such Stockholder has not at any time Transferred any shares of Common Stock acquired by it; and provided further that, for the purposes of this Section 3.5, (a) Assignor, Assignee and their respective Affiliates, collectively, shall be treated as one Stockholder and (b) neither Assignor nor Assignee shall be deemed to have Transferred any shares of Common Stock solely due to any Transfer occurring solely between Assignor and Assignee.

ARTICLE IV

INDEMNIFICATION, CONTRIBUTION AND OTHER MATTERS

Section 4.1 Indemnification by the Company.

(a) To the fullest extent permitted by law, the Company agrees to indemnify and hold harmless each Selling Stockholder of Registrable Securities, its officers, directors, employees and agents, and each Person, if any, who controls such Selling Stockholder within the meaning of the Securities Act from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Common Stock) to which such Selling Stockholder, officer, director, employee or agent or controlling Person may become subject under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement, prospectus or any preliminary prospectus or any amendment or supplement thereto relating to the Registrable Securities or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and shall reimburse each Selling Stockholder and each such officer, director, employee, agent and controlling Person for any legal and other expenses reasonably incurred by that Selling Stockholder, officer, director, employee, agent or controlling Person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred, except insofar as the same are contained in any information furnished in writing to the Company by such Selling Stockholder expressly for use therein. The Company also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Selling Stockholders provided in this Section 4.1(a).

(b) To the fullest extent permitted by law, the Company further agrees to indemnify and hold harmless each Stockholder, its officers, directors, employees and agents, and each Person, if any, who controls such Stockholder within the meaning of the Securities Act from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Common Stock) to which such Stockholder, officer, director, employee or agent or controlling Person may become subject under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises with respect to any controlling shareholder or other vicarious liabilities with its ownership of capital stock of the Company.

(c) The indemnities provided by this Section 4.1 shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Stockholder or Underwriter.

Section 4.2 Indemnification by Stockholders of Registrable Securities. To the fullest extent permitted by law, each Selling Stockholder agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of the Securities Act to the same extent as the indemnity from the Company to such Selling Stockholder pursuant to clauses (i) and (ii) of Section 4.1(a), but only with reference to information related to such Selling Stockholder furnished in writing by such Selling Stockholder or on such Selling Stockholder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus; provided, that the obligation to indemnify will be individual to each Selling Stockholder and will be limited to the total price at which the Registrable Securities of such Selling Stockholder were offered and sold to the public (less underwriting discounts and commissions) pursuant to such registration statement. Each Selling Stockholder also agrees to indemnify and hold harmless Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 4.2, subject to the proviso in the first sentence of this Section 4.2. Notwithstanding the foregoing, the indemnity set forth in this Section 4.2 shall not apply to amounts paid in settlements effected without the consent of such Selling Stockholder (which consent shall not be unreasonably withheld or delayed).

Section 4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2 (an “Indemnified Party”) of notice of any claim or the commencement of any action, the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”), notify the Indemnifying Party in writing of the claim or the commencement of such action; provided, that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to an Indemnified Party under Sections 4.1 or 4.2, except to the extent of any actual prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

Section 4.4 Contribution. If the indemnification provided for in this Article IV is unavailable to the Indemnified Parties in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses as between the Company on the one hand and each Selling Stockholder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each Selling Stockholder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of each Selling Stockholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Selling Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Selling Stockholder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Selling Stockholder were offered and sold to the public (less underwriting discounts and commissions) exceeds the amount of any damages which such Selling Stockholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each Selling Stockholder’s obligations to contribute pursuant to this Section 4.4 are several in proportion to the proceeds of the offering received by such Selling Stockholder and not joint.

Section 4.5 Freedom to Pursue Opportunities.

(a) The parties hereto expressly acknowledge and agree that (i) each member of the Platinum Group, each Affiliate of a member of the Platinum Group, each Person appointed or nominated to the Board as a director or observer (each, a “Board Participant”) and each Affiliated Officer has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company or any Subsidiary of the Company, including those deemed to be competing with the Company or any Subsidiary of the Company; and (ii) in the event that a member of the Platinum Group, an Affiliate of a member of the Platinum Group, a Board Participant or an Affiliated Officer of the Company acquires knowledge of a potential transaction or matter that may be a corporate opportunity for each of the Company and such member of the Platinum Group, Affiliate of a member of the Platinum Group, Board Participant, Affiliated Officer or any other Person, the member of the Platinum Group, Affiliate of a member of the Platinum Group, Board Participant or Affiliated Officer of the Company shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any Subsidiary of the Company, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or its Affiliates or any Stockholder for breach of any duty (contractual or otherwise) by reason of the fact that such member of the Platinum Group, Affiliate of a member of the Platinum Group, Board Participant or Affiliated Officer, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company of any Subsidiary of the Company; provided, however, that this Section 4.5 shall not apply to any Board Participant who is also an officer or employee of the Company or any of its Subsidiaries (other than Affiliated Officers).

(b) In addition to, and not in limitation of, the rights set forth in Section 4.5(a), the parties hereto acknowledge and agree that each member of the Platinum Group, each Affiliate of a member of the Platinum Group, each Board Participant and each Affiliated Officer has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in transactions with the Company and its Subsidiaries and Affiliates if such transactions are permitted by, or are approved in accordance with the procedures set forth in, the Platinum Fund I Partnership Agreement or the Platinum Fund II Partnership Agreement, including without limitation transactions that are not negotiated on an arm’s-length basis.

Section 4.6 Delivery of Financial Statements. So long as a Stockholder holds at least 1.0% of the Company’s outstanding Common Stock, the Company will deliver promptly to such Stockholder copies of its quarterly and annual financial statements (“Financial Statements”); provided that (i) such Financial Statements are prepared by the Company in the ordinary course of its business and distributed to the holders of the Company’s outstanding debt securities and (ii) no Stockholder shall lose their right to receive such Financial Statements to the extent that they hold less than 1.0% of the Company’s outstanding Common Stock but has not Transferred any shares of the Company’s Common Stock acquired by it; and provided further that, for the purposes of this Section 4.6, (a) Assignor, Assignee and their respective Affiliates, collectively, shall be treated as one Stockholder, (b) neither Assignor nor Assignee shall be deemed to have Transferred any shares of Common Stock solely due to any Transfer occurring between Assignor and Assignee and (c) delivery of Financial Statements to Assignor shall be deemed to satisfy delivery of such Financial Statements to Assignee and any Affiliate of Assignor or Assignee who is a Stockholder hereunder.

ARTICLE V

MISCELLANEOUS

Section 5.1 No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities in contravention of the rights granted to the Stockholders in this Agreement.

Section 5.2 Recapitalization, Exchanges, etc. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to Stockholders or combination of the Shares or any other change in capital structure of the Company, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement and the term “Shares,” as used herein, shall be deemed to include shares of such capital stock or other securities, as appropriate.

Section 5.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

Section 5.4 No Waivers, Amendments.

(a) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(b) No amendment, modification or supplement to this Agreement shall be enforced against any party hereto unless such amendment, modification or supplement is signed by all of the parties hereto.

(c) Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the party against whom the enforcement of such waiver is sought.

Section 5.5 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telex, facsimile or similar writing) and shall be given to such party at its address or facsimile number set forth below, or such other address or facsimile number as such party may hereafter specify for the purpose to the party giving such notice. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 5.5 and the appropriate answerback is received or, (b) if given by overnight courier or express mail service, when delivery is confirmed or, (c) if given by any other means, when delivered at the address specified in this Section 5.5. In each case, notice shall be sent to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

Rhombus Holding Corporation

c/o Platinum Equity, LLC

360 North Crescent Drive

Beverly Hills, CA 90210

Attention: Eva M. Kalawski

Facsimile: (310) 712-1863

If to Platinum:

c/o Platinum Equity, LLC

360 North Crescent Drive

Beverly Hills, CA 90210

Attention: Eva M. Kalawski

Facsimile: (310) 712-1863

If to Assignor or Assignee:

Moelis Capital Partners Opportunity Fund I, LP

c/o Moelis Capital Partners LLC

245 Park Avenue

33rd Floor

New York, NY 10167

Facsimile: (212) 880-4260

Attention: Kurt Larsen

Section 5.6 Termination. Upon the consummation of an Initial Public Offering the provisions of this Agreement will terminate and be of no further force and effect, except (a) Articles III and IV shall survive until such time as all Registrable Securities held by the Stockholders cease to be Registrable Securities, except as otherwise provided therein, and (b) this Article V shall survive.

Section 5.7 Inspection. So long as this Agreement shall be in effect, this Agreement and any amendments hereto shall be made available for inspection by a Stockholder at the principal offices of the Company.

Section 5.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed entirely within that state.

Section 5.9 Arbitration. To the fullest extent permitted by law, any dispute, controversy or claim arising out of or relating to this Agreement or the agreements delivered in connection with this Agreement or the transactions contemplated by this Agreement or by the agreements delivered in connection with this Agreement, including, without limitation, the validity, interpretation, performance, breach, alleged breach or termination of this Agreement, whether arising during the existence of the Partnership or at or after its termination or during or after the liquidation of the Partnership, shall be resolved by mandatory binding confidential arbitration. Arbitration shall take place pursuant to Delaware law before either JAMS/Endispute pursuant to JAMS Comprehensive Arbitration Rules and Procedures (including interim measures), or before Action Dispute Resolution Services pursuant to the ADR Services Arbitration Rules (including interim measures) (whichever arbitration service the claimant elects upon filing an arbitration), in Los Angeles, California, and will be heard and decided by a sole, neutral arbitrator (the “Arbitrator”) selected either by agreement of the parties, or if the parties are unable to agree, then selected under the rules of the selected arbitration service. Arbitration shall not apply to any claims which cannot by law be resolved through arbitration (e.g., claims for workers’ compensation benefits). The Company shall bear the costs and fees associated with any Arbitrator or arbitration service. The parties shall have the right to conduct discovery in accordance with California Code of Civil Procedure §1283.05 et seq. and the written discovery requests and results of discovery shall be deemed to constitute confidential information pursuant to Section 5.14. The Arbitrator shall have the right to impose any and all legal and equitable remedies that would be available to any party before any governmental dispute resolution forum or court of competent jurisdiction, including, without limitation, injunctive relief, compensatory damages, actual damages, liquidated damages, accounting, disgorgement, specific performance, attorneys’ fees and costs and punitive damages. The Arbitrator shall render a written opinion which contains his or her factual and legal reasoning. Each party shall bear its own attorneys’ fees, expert fees, consulting fees and other litigation costs (if any) ordinarily associated with legal proceedings taking place in a judicial forum, subject to the Arbitrator’s reassessment in favor of the prevailing party (but only to the extent permitted by Delaware law). Each party understands, acknowledges and agrees that by agreeing to arbitration, it is giving up any right that it may have to a trial by judge or jury with regard to the matters which are required to be submitted to mandatory and binding arbitration. Each party further understands, acknowledges and agrees that there is no right to an appeal or a review of an Arbitrator’s award as there would be a right of appeal or review of a judge or jury’s decision. The party who prevails in any arbitration may seek to have the Arbitrator’s award entered as a judgment of the Los Angeles Superior Court (or other court of competent jurisdiction), and any party may apply to the court on an ex parte application or noticed motion without opposition for a stipulated order sealing the documents filed in such proceeding to maintain the confidentiality of confidential information to the greatest extent permitted by law.

Section 5.10 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 5.11 Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

Section 5.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

Section 5.13 Counterparts. This Agreement may be signed in counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement.

Section 5.14 Confidentiality. Except as required by law or the rules of any applicable securities exchange or national market system, any announcements or similar publicity or any disclosure to any person other than the respective advisors of the parties hereto regarding the contents of this Agreement or any other agreement between the parties entered into pursuant thereto shall be agreed upon by Platinum prior to such disclosure and, except as provided herein, any information relating to the matters described above shall be kept confidential by the parties hereto (and their respective representatives and agents).

Section 5.15 Parties in Interest. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and Permitted Transferees. Neither this Agreement nor any of their rights hereunder shall be assigned by any of the parties hereto who are not Permitted Transferees without the prior written consent of the other parties.

Section 5.16 Enforcement; Further Assurances.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) The parties hereto agree to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments, agreements and documents, and to do all such other acts and things, as may be required by law or as may be necessary or advisable to carry out the intent and purposes of this Agreement.

[Signature Pages Follow]

MOELIS CAPITAL PARTNERS OPPORTUNITY FUND I, LP

By: Moelis Capital Partners Opportunity Fund I LLC
Its: General Partner

By: Moelis Capital Partners LLC Its: Managing Member

By: Moelis & Company Holdings LLC Its: Managing Member

By: Moelis & Company Manager LLC Its: Managing Member

By:	/s/ Kenneth D. Moelis
Name: Kenneth D. Moelis
Title: Chief Executive Officer

MOELIS CAPITAL PARTNERS OPPORTUNITY FUND I-A, LP

By: Moelis Capital Partners Opportunity Fund I LLC
Its: General Partner

By: Moelis Capital Partners LLC Its: Managing Member

By: Moelis & Company Holdings LLC Its: Managing Member

By: Moelis & Company Manager LLC Its: Managing Member

By:	/s/ Kenneth D. Moelis
Name: Kenneth D. Moelis
Title: Chief Executive Officer

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

RHOMBUS HOLDING CORPORATION

By:	/s/ Eva M. Kalawski
Name: Eva M. Kalawski
Title: Vice President & Secretary

PLATINUM EQUITY CAPITAL PARTNERS, L.P.

By:	PLATINUM EQUITY PARTNERS, LLC, its General Partner

	By:	/s/ Eva M. Kalawski
Name: Eva M. Kalawski
Title: Vice President & Secretary

PLATINUM EQUITY CAPITAL PARTNERS-A, L.P.

By:	PLATINUM EQUITY PARTNERS, LLC, its General Partner

	By:	/s/ Eva M. Kalawski
Name: Eva M. Kalawski
Title: Vice President & Secretary

PLATINUM EQUITY CAPITAL PARTNERS-PF, L.P.

By:	PLATINUM EQUITY PARTNERS, LLC, its General Partner

	By:	/s/ Eva M. Kalawski
Name: Eva M. Kalawski
Title: Vice President & Secretary

PLATINUM EQUITY CAPITAL PARTNERS II, L.P.

By:	PLATINUM EQUITY PARTNERS II, LLC, its General Partner

	By:	/s/ Eva M. Kalawski
Name: Eva M. Kalawski
Title: Vice President & Secretary

PLATINUM EQUITY CAPITAL PARTNERS-A II, L.P.

By:	PLATINUM EQUITY PARTNERS II, LLC, its General Partner

	By:	/s/ Eva M. Kalawski
Name: Eva M. Kalawski
Title: Vice President & Secretary

PLATINUM EQUITY CAPITAL PARTNERS-PF II, L.P.

By:	PLATINUM EQUITY PARTNERS II, LLC, its General Partner

	By:	/s/ Eva M. Kalawski
Name: Eva M. Kalawski
Title: Vice President & Secretary

PLATINUM RHOMBUS PRINCIPALS, LLC

	By:	Platinum Equity Investment Holdings, LLC its Senior Managing Member

	By:	/s/ Eva M. Kalawski
Name: Eva M. Kalawski
Title: Vice President & Secretary